Exhibit 99.1

Media Contact:

Lisa Haines

818.676.7912
lisa.j.haines@health.net

Investor Contact:	David Olson
818.676.6978
david.w.olson@health.net

HEALTH NET’S THIRD QUARTER INCOME FROM CONTINUING

OPERATIONS CLIMBS 35 PERCENT TO $.74 PER SHARE

Commercial Enrollment Growth in CA and Substantial

Improvement in Health Plan MCR Highlight Results

$89 Million After-Tax Loss Incurred for Litigation Settlement Arising

from Disposition of Discontinued Operations

LOS ANGELES, November 4, 2003 – Health Net, Inc. (NYSE:HNT) today announced that 2003 third quarter income from continuing operations per diluted share climbed 35 percent to $.74 compared with $.55 in the third quarter of 2002.  Excluding the effects of a litigation settlement in the third quarter of 2003 and the one-time charges in the third quarter of 2002, earnings per diluted share rose 19 percent.  Health Net reported a net loss of $2,416,000, or $0.02 per diluted share, in the third quarter of 2003, including the after-tax effect, or $89,050,000, related to the settlement of a lawsuit arising in 2000 from the company’s 1998 sale of certain of its workers’ compensation subsidiaries.  Net income in the third quarter of 2002 amounted to $69,024,000, or $.55 per diluted share, and included the effects of $14.6 million in pretax, one-time charges.  Excluding the one-time charges, earnings would have been $.62 per diluted share.

Key points of the third quarter of 2003 included:

•      Commercial Health Plan enrollment, excluding the loss of CalPERS membership, effective January 1, 2003, increased by 128,000 members, or 4.9 percent, compared to the third quarter of 2002.  Commercial Health Plan enrollment increased from the second quarter of 2003 by approximately 14,000 members;

•      The company’s pretax margin was 4.9 percent for the third quarter of 2003, an 86 basis point improvement compared with the third quarter of 2002.  Margin on Earnings Before Interest Expense, Taxes, Depreciation, Amortization, Net Investment Income and Asset impairment and restructuring charges (EBITDA) improved 11 basis points, compared with the third quarter of 2002, to 5.2 percent.  A reconciliation of EBITDA margin to pretax margin is presented in a reconciliation table at the end of this news release;

•      A Health Plan Medical Care Ratio (MCR) of 82.2 percent, an improvement of 67 basis points compared to the same period last year and 142 basis points compared with the second quarter of 2003.  The company noted that the health care cost trends in its three lines of health plans slowed, consistent with seasonal trends of the past several years and with moderating increases in hospital and pharmacy costs;

•      Health Net’s Administrative Ratio was 10.8 percent, a 29 basis point increase compared to the same period last year and 50 basis points higher than the second quarter of 2003.  The third quarter is traditionally the period of highest administrative expenses.  In addition, the company incurred higher costs as it prepares for its systems consolidation;

•      A Debt-to-Total Capital ratio of 24.5 percent, below the company’s stated target of 30 percent and up from 22.9 percent at the end of the third quarter of 2002;

•      Return on Equity (ROE) of 23.4 percent, excluding the effect of the after-tax loss incurred for a litigation settlement, as compared to 21.0 percent reported for the third quarter of 2002, excluding the effects of one-time charges, exceeding the company’s 20 percent target for the fifth consecutive quarter.  A table showing the calculation of ROE is presented at the end of this news release;

•      The repurchase of an additional 3,227,200 shares of the company’s common stock.  The company has repurchased 15,796,455 shares through September 30, 2003, under the stock repurchase program announced on May 2, 2002, as amended in August 2003 to add an additional $200 million in repurchase authorization; and

•      Days claims payable decreased compared with the second quarter of 2003, from 53.1 at the end of the 2003’s second quarter to 50.9 days at the end of the third quarter.  Reserves for claims and other settlements were $1,001,364,000 as of September 30, 2003, a decrease of $88,353,000 compared with the second quarter of 2003.  The change was attributable to: a decline of approximately $44 million in processed claims inventory due to an extra payment processing cycle in the third quarter; a reduction of $8 million in capitation payable and; a $35 million decline in claims on hand as a result of expedited processing in preparation for the company’s systems conversion.  The component of reserves represented by incurred but not reported

(IBNR) claims in health plans was virtually unchanged between the second and third quarter of 2003.

“It was an outstanding quarter with many positive developments for Health Net.  We were awarded the new TRICARE North Region contract, reached an agreement to sell our employer services business to First Health, restructured two key pharmacy relationships and won two new counties in the California Medicaid program, known as Medi-Cal.  In addition, we entered into a settlement agreement with respect to litigation initiated in 2000 by Superior National Insurance Group relating to the 1998 sale of our workers’ compensation insurance business,” said Jay Gellert, president and chief executive officer of Health Net.

“These positive developments underscore our progress.  At the same time, the health plan MCR performance in the third quarter demonstrates that we can grow with pricing that is in line with the market,” he added.

“The G&A expenses were directly related to our Health Net One project.  We brought down claims on hand significantly to ensure a successful consolidation.  Since IBNR was unaffected, the reserve reduction did not impact profitability,” Gellert noted.

Revenues

Health Net’s total revenues rose 9.3 percent in the third quarter of 2003 to $2,816,620,000 from $2,577,650,000 in the third quarter of 2002.  Health plan services revenue climbed 5.9 percent to $2,300,807,000 in the third quarter of 2003 compared to $2,172,607,000 for the third quarter of 2002.

Health plan services revenue gains were the result of higher commercial, Medicare and Medicaid premium yields across the company’s health plans.  The overall premium yield per member per month (PMPM) in the third quarter of 2003 rose 7.4 percent compared to the same period in 2002.  The premium yield on commercial alone rose by 11.0 percent in the third quarter of 2003 compared to the third quarter of 2002.

Overall, commercial enrollment declined by 1.8 percent in the third quarter of 2003 compared to the same period in 2002, primarily due to Health Net’s January 1, 2003 exit from the CalPERS account, which resulted in the loss of approximately 178,000 members.  Excluding the impact of CalPERS, overall commercial enrollment grew by 4.9 percent from the third quarter of 2002, while California commercial enrollment grew by about 148,000 members.  The majority of the overall commercial growth came in the small group and individual markets that grew by a robust 14.5 percent compared with the third quarter of 2002.  New products and improved broker relationships continue to fuel this growth.

“Our enrollment growth in small group is consistent with our profitability goals, and we continue to see opportunities for small group growth that will help expand margins going forward,” Gellert commented.

In the third quarter of 2003, Health Net’s Government contracts revenue rose 27.8 percent from the prior year’s third quarter, reaching $482,276,000.  This significant rise was largely due to the effects on the TRICARE program from the nation’s heightened military activity.  The company noted that an increased number of TRICARE enrollees sought care in the private sector as many military health care professionals continue to be deployed abroad.  As more care is provided in the private sector, contract costs and revenues rise.

“We are very pleased that the Department of Defense affirmed our TRICARE performance by awarding us the new North Region contract,” Gellert said.

Other income increased by $6,473,000 in the third quarter of 2003 compared to the third quarter of 2002, primarily due to increased business from two new accounts at Health Net Employer Services.  G&A also increased as a result of these new accounts.

In the third quarter of 2003, net investment income was $17,674,000, a decrease of $540,000 from the comparable prior year quarter, primarily due to the lower interest rate environment in 2003 compared to 2002.  Investment income increased by $3.7 million from the second to the third quarter primarily due to a gain on sale of a common stock holding.

Health Care Costs

Overall PMPM health plan health care costs rose by 6.6 percent in the third quarter of 2003 compared to the third quarter of 2002.  Commercial PMPM health care costs rose by 10.3 percent.  Continuing 2002’s favorable trends, the 2003 third quarter health plan MCR improved by 67 basis points from the third quarter of 2002 to 82.2 percent.

The Government contracts cost ratio, at 96.3 percent, improved by 93 basis points compared to the third quarter of 2002.

Administrative Expenses

In the third quarter of 2003, Health Net’s administrative ratio (G&A plus depreciation) increased by 29 basis points compared to the year-ago period to 10.8 percent.  Total general, administrative and depreciation expenses were $250,464,000 in the period.  The ratio was higher in this period as the company continues to prepare for its Health Net One systems conversion.  In addition, the company wrote down the remaining $3.4 million value of an outstanding note from a prior asset sale.

“Our Health Net One project is now more than 50 percent complete, and we are encouraged that we are on schedule and on budget with this vital effort,” Gellert commented.

Health Net’s selling expenses increased by $11,719,000 to $62,562,000 compared to $50,843,000 in the same period in 2002, consistent with the strong growth in broker-driven segments such as small group.  The selling cost ratio was 2.7 percent for the third quarter of 2003, an increase of 38 basis points over the same period last year, fueled by strong small group and individual enrollment.

Balance Sheet Highlights

Cash and investments as of September 30, 2003 stood at $1,729,217,000 compared with $1,743,697,000 as of June 30, 2003.

The TRICARE receivable increased by $42,588,000 from the end of the second quarter of 2003 to $135,570,000.  “We believe it will come back down by year-end.  Such increases are typical of periods of increased military activity with the concurrent growth in TRICARE costs,” Gellert added.

Debt remained essentially unchanged from the second quarter of 2003.  The debt-to-total capital ratio stood at 24.5 percent as of the end of the third quarter of 2003, well below the company’s target of 30 percent.  The debt-to-total capital ratio at the end of the second quarter of 2003 was 23.1 percent.

Reserves for claims and other settlements decreased by $88,353,000 as of the end of the third quarter of 2003 versus the end of the second quarter of 2003.  Compared to the second quarter of 2003, IBNR remained essentially unchanged while days claims payable decreased by 2.2 days, ending the quarter at 50.9 days.

Cash Flow

Cash flows from operations in the third quarter of 2003 amounted to $79,648,000, compared to $288,556,000 in the third quarter of 2002.  Cash flow was reduced by an extra claims payment cycle and an increase in the amounts receivable under government contracts.

“The cash performance in the quarter gave us the capacity and flexibility to buy back stock, support cash needs at regulated subsidiaries and fund the systems consolidation,” Gellert noted.  The company is revising its prior guidance of operating cash flow to approximately $370 - $390 million for 2003 to reflect the impact from the legal settlement of the Superior litigation on cash flow for the fourth quarter of 2003.

Health Net repurchased 3,227,200 shares of its common stock in the third quarter of 2003.  Since the inception of its stock repurchase program in May 2002, Health Net has repurchased 15,796,455 shares at an average price of $26.67 through September 30, 2003.  The Health Net Board of Directors authorized an additional $200 million in share repurchase authority (net of exercise proceeds and tax benefits from the exercise of employee stock options) in August 2003.

Outlook

Because the company’s earnings surpassed external expectations in the third quarter, it now believes that earnings for the full year of 2003 will be in a range between $2.68 to $2.70 per diluted share, excluding the impact of the litigation settlement.  Including the settlement impact, the company expects earnings for the full year of 2003 to be in the range of $1.91 to $1.93 per diluted share.

The company further expects earnings improvement in 2004, consistent with its stated goal of increasing operating earnings per share by at least 15 percent annually.  The company believes this is reasonable given its current view of business conditions in its markets.

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties.  All statements other than statements of historical information provided herein may be deemed to be forward-looking statements.  Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements.  Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Cautionary Statements” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof.  The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

As previously announced, Health Net will discuss the company’s third quarter results during a conference call with investors on Tuesday, November 4, 2003, at approximately 11:00 a.m. EDT.  To listen to the call, please dial 719.457.2657, code 507657.  A live webcast and replay of the conference call will also be available at www.health.net.  The conference call webcast is open to all interested parties.  A replay of the conference call will be available following the call on Tuesday, November 4 through Saturday, November 8, 2003, by dialing

719.457.0820, code 507657.  Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2002, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

Health Net, Inc. is one of the nation’s largest publicly traded managed health care companies.  Its mission is to help people be healthy, secure and comfortable.  The company’s HMO, insured PPO and government contracts subsidiaries provide health benefits to approximately 5.3 million individuals in 15 states through group, individual, Medicare, Medicaid and TRICARE programs.  Health Net’s subsidiaries also offer managed health care products related to behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.health.net.

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[seven pages of tables follow]

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Third Quarter Ended September 30, 2002		Fourth Quarter Ended December 31, 2002	First Quarter Ended March 31, 2003	Second Quarter Ended June 30, 2003	Third Quarter Ended September 30, 2003
REVENUES:
Health plan services premiums	$2,172,607		$2,215,384	$2,234,568	$2,259,867	$2,300,807
Government contracts	377,439		403,088	453,556	465,727	482,276
Net investment income	18,214		16,457	13,075	14,004	17,674
Other income	9,390		13,182	11,822	12,704	15,863
Total revenues	2,577,650		2,648,111	2,713,021	2,752,302	2,816,620

EXPENSES:
Health plan services	1,799,629		1,841,235	1,861,190	1,888,966	1,890,408
Government contracts	366,873		387,629	437,542	443,549	464,295
General and administrative	212,446		225,095	224,163	219,977	236,903
Selling	50,843		54,209	54,636	56,800	62,562
Depreciation	17,154		16,068	15,011	14,453	13,561
Amortization	1,734		993	669	669	669
Interest	9,837		9,862	9,762	9,769	9,763
	2,458,516		2,535,091	2,602,973	2,634,183	2,678,161
Asset impairment and restructuring charges	12,167	(a)	48,170 (c)	—	—	—
Loss on assets held for sale	2,400	(b)	—	—	—	—
Total expenses	2,473,083		2,583,261	2,602,973	2,634,183	2,678,161

Income from continuing operations before income taxes	104,567		64,850	110,048	118,119	138,459
Income tax provision	35,543		19,797	41,819	43,584	51,825

Income from continuing operations	69,024		45,053	68,229	74,535	86,634

Discontinued operations:
Loss on settlement from disposition, net of tax	—		—	—	—	(89,050	)(d)

Net income (loss)	$69,024		$45,053	$68,229	$74,535	$(2,416)

Basic earnings (loss) per share:
Income from continuing operations	$0.55		$0.37	$0.57	$0.64	$0.75
Loss on settlement from disposition, net of tax	—		—	—	—	(0.77)
Net	$0.55		$0.37	$0.57	$0.64	$(0.02)

Diluted earnings (loss) per share:
Income from continuing operations	$0.55		$0.36	$0.57	$0.63	$0.74
Loss on settlement from disposition, net of tax						(0.76)
Net	$0.55		$0.36	$0.57	$0.63	$(0.02)

Diluted earnings per share before other items:
Income (loss) from operations - Diluted	$0.55		$0.36	$0.57	$0.63	$(0.02)
Asset impairment and restructuring charges	0.06	(a)	0.24 (c)	—	—	—
Net loss on assets held for sale	0.01	(b)	—	—	—	—
Loss on settlement from disposition	—		—	—	—	0.76	(d)
Net income before other items	$0.62		$0.60	$0.57	$0.63	$0.74

Weighted average shares outstanding:
Basic	124,963		122,444	118,972	116,446	115,122
Diluted	126,091		123,999	120,577	118,631	117,827

Ratios:
Health plan services MCR	82.8%		83.1%	83.3%	83.6%	82.2%
Government contracts cost ratio	97.2%		96.2%	96.5%	95.2%	96.3%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	10.5%		10.8%	10.6%	10.3%	10.8%
Selling costs ratio (Selling costs / HP serv rev)	2.3%		2.4%	2.4%	2.5%	2.7%
Days claims payable	52.8		52.8	52.0	53.1	50.9

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003
ASSETS

Current Assets
Cash and cash equivalents	$827,036	$841,164	$869,340	$788,296	$727,377
Investments - available for sale	930,065	1,008,975	907,918	955,401	1,001,840
Premiums receivable, net	142,737	166,068	130,325	184,239	137,485
Amounts receivable under government contracts	106,291	78,404	142,805	92,982	135,570
Reinsurance and other receivables	100,245	108,147	104,242	114,327	127,562
Deferred taxes	78,319	78,270	77,469	77,314	111,652
Other assets	99,462	91,376	78,103	95,654	80,963
Total current assets	2,284,155	2,372,404	2,310,202	2,308,213	2,322,449
Property and equipment, net	242,705	199,218	197,823	198,502	198,848
Goodwill, net	762,066	762,066	762,066	762,066	762,066
Other intangible assets, net	23,269	22,339	21,734	21,129	20,524
Other noncurrent assets	126,953	110,650	163,933	157,387	147,709
Total Assets	$3,439,148	$3,466,677	$3,455,758	$3,447,297	$3,451,596

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Reserves for claims and other settlements	$1,077,923	$1,036,105	$1,114,687	$1,089,717	$1,001,364
Health care and other costs payable under government contracts	227,666	224,235	235,758	236,935	257,048
Unearned premiums	62,550	178,120	79,622	73,905	81,682
Accounts payable and other liabilities	268,702	263,590	273,008	264,186	422,150
Total current liabilities	1,636,841	1,702,050	1,703,075	1,664,743	1,762,244
Senior notes payable	398,785	398,821	398,856	398,892	398,928
Deferred taxes	10,886	9,705	8,513	8,618	3,610
Other noncurrent liabilities	46,677	47,052	48,491	49,000	60,616
Total Liabilities	2,093,189	2,157,628	2,158,935	2,121,253	2,225,398

Stockholders’ Equity
Common stock and additional paid-in capital	724,235	730,626	740,296	760,430	770,514
Restricted common stock	1,913	1,913	5,070	6,229	5,885
Unearned compensation	(1,672)	(1,441)	(4,617)	(5,278)	(4,507)
Treasury Class A common stock, at cost	(172,072)	(259,513)	(347,825)	(413,918)	(517,064)
Retained earnings	781,326	826,379	894,608	969,143	966,727
Accumulated other comprehensive income	12,229	11,085	9,291	9,438	4,643
Total Stockholders’ Equity	1,345,959	1,309,049	1,296,823	1,326,044	1,226,198
Total Liabilities and Stockholders’ Equity	$3,439,148	$3,466,677	$3,455,758	$3,447,297	$3,451,596

Debt-to-Total Capital Ratio	22.9%	23.4%	23.5%	23.1%	24.5%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands, except per share data)

	Third Quarter Ended September 30, 2002	Fourth Quarter Ended December 31, 2002	First Quarter Ended March 31, 2003	Second Quarter Ended June 30, 2003	Third Quarter Ended September 30, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$69,024	$45,053	$68,229	$74,535	$(2,416)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization and depreciation	18,888	17,061	15,680	15,122	14,230
Loss on assets held for sale	2,400	—	—	—	—
Asset impairments	10,647	48,170	—	—	—
Loss on settlement from disposition of discontinued operations	—	—	—	—	89,050
Other changes	(2,842)	(1,350)	1,675	1,842	1,351
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable	25,192	(23,331)	35,743	(53,914)	46,754
Unearned premiums	(825)	115,570	(98,498)	(5,717)	7,777
Other assets	34,010	(820)	18,737	(27,657)	12,901
Amounts receivable/payable under government contracts	46,287	24,456	(52,878)	51,000	(22,475)
Reserves for claims and other settlements	91,911	(41,401)	78,582	(24,451)	(88,353)
Accounts payable and other liabilities	(6,136)	(849)	14,553	(816)	20,829
Net cash provided by operating activities	288,556	182,559	81,823	29,944	79,648

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	163,462	107,653	27,520	107,591	127,622
Maturities of investments	106,853	90,358	193,664	113,105	143,532
Purchases of investments	(216,235)	(275,483)	(161,339)	(249,283)	(306,732)
Net purchases of property and equipment	(8,563)	(8,777)	(13,529)	(15,060)	(13,891)
Cash paid from the sale of businesses, net of cash received	(5,474)	—	—	—	—
Restricted investments and other activity	(11,875)	(1,964)	(16,526)	(14,317)	4,650
Net cash provided by (used in) investing activities	28,168	(88,213)	29,790	(57,964)	(44,819)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	3,140	5,478	6,931	15,187	7,414
Borrowings under term loan promissory note	—	—	—	5,680	—
Repurchases of common stock	(45,806)	(85,500)	(90,319)	(68,092)	(103,146)
Repayment of debt and other noncurrent liabilities	(120,000)	(196)	(49)	(5,799)	(16)
Net cash used in financing activities	(162,666)	(80,218)	(83,437)	(53,024)	(95,748)

Net increase (decrease) in cash and cash equivalents	154,058	14,128	28,176	(81,044)	(60,919)
Cash and cash equivalents, beginning of period	672,978	827,036	841,164	869,340	788,296
Cash and cash equivalents, end of period	$827,036	$841,164	$869,340	$788,296	$727,377

Health Net, Inc.

Notes to Condensed Consolidated Statements of Operations

Notes:

(a)     Pretax charges for:  $3.6 million in other-than-temporary decline of an investment available for sale, $7.1 million write-off of a transaction related investment, and a $1.5 million true-up for the Q3 2001 restructuring plan.

(b)     Represents estimated pretax loss on a property held for sale.

(c)     Pretax impairment charge for write-off of investment in MedUnite of $12.4 million and the impairment of IT assets of $35.8 million.

(d)     Loss on settlement from disposition of discontinued operations of $89.1 million, net of tax of $47.9 million, related to the settlement of a lawsuit arising from our 1998 sale of certain of our workers’ compensation subsidiaries.

Health Net, Inc.

Dollars in Thousands

Reconciliation of Pretax Margin to EBITDA Margin

		9/30/2003		9/30/2002
		Pretax	EBITDA*	Pretax	EBITDA*
	Operating Income Measure
	Income from Continuing Operations Before Taxes	$138,459	$138,459	$104,567	$104,567
	Plus: Interest Expense		9,763		9,837
	Plus: Depreciation and Amortization		14,230		18,888
	Less: Investment Income		(17,674)		(18,214)
	Plus: Charges		—		14,567
(a)	Operating Income Measure	$138,459	$144,778	$104,567	$129,645

	Revenues
	Total Revenues	$2,816,620	$2,816,620	$2,577,650	$2,577,650
	Less: Investment Income	—	(17,674)	—	(18,214)
(b)	Adjusted Revenues	$2,816,620	$2,798,946	$2,577,650	$2,559,436

=(a) / (b)	Margin Calculation	4.9%	5.2%	4.1%	5.1%

* EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, investment income, and asset impairment and restructuring charges.  EBITDA should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States nor should it be considered as an indicator of the Company’s overall performance.  EBITDA is a measure commonly used by analysts, investors, and other interested parties in the health care industry, however our method of calculating EBITDA may be different from the method used by other companies and therefore comparability may be limited.  Health Net uses EBITDA margin as an important indicator of the quality of our operating earnings and this measure gives the reader a more complete understanding of our operating results.

Health Net, Inc.

Dollars in Thousands

Reconciliation of Return on Equity on a Reported versus an Adjusted Basis

		Q3 2002	Q4 2002	Q1 2003	Q2 2003	Q3 2003
	Reported Net Income (loss)	69,024	45,053	68,229	74,535	(2,416)
(a)	4-Quarter Net Income					185,401

	Reported Equity	1,345,959	1,309,049	1,296,823	1,326,044	1,226,198
(b)	5-Quarter Average Equity					1,300,815

= (a) / (b)	Return on Equity - Reported Basis					14.3%

	Adjusted Net Income
	Reported Net Income (loss)	69,024	45,053	68,229	74,535	(2,416)
	Plus: Asset impairment and restructuring charges, after-tax	8,031	29,551	—	—	—
	Plus: Loss on settlement from disposition, after-tax	—	—	—	—	89,050
	Plus: Net loss on assets held for sale and sale of businesses, after-tax	1,584	—	—	—	—
	Adjusted Net Income	78,640	74,604	68,229	74,535	86,634
(c)	4-Quarter Adjusted Net Income					304,002

	Reported Equity	1,345,959	1,309,049	1,296,823	1,326,044	1,226,198
(d)	5-Quarter Average Equity					1,300,815

= (c) / (d)	Return on Equity - Adjusted Basis					23.4%

Return on Equity (ROE) represents earnings divided by average equity.  ROE should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States nor should it be considered as an indicator of the Company’s overall performance.  ROE is a measure commonly used by analysts, investors, and other interested parties in the health care industry, however our method of calculating ROE may be different from the method used by other companies and therefore comparability may be limited.  Health Net uses ROE as an important indicator of the return the company generates for its shareholders and this measure gives the reader a more complete understanding of our operating results.

HEALTH NET, INC.

Medical Covered Lives at September 30, 2003

(in Thousands)

	Commercial - Large Group			Commercial - Small Group & Individual
	9/03	6/03	9/02	9/03	6/03	9/02

Arizona	68	72	79	50	46	38
California	1,114	1,110	1,239	554	529	459
Connecticut	213	227	251	47	49	58
New Jersey	144	147	158	150	144	138
New York	158	157	136	115	114	110
Oregon	87	83	69	22	19	15
Pennsylvania	17	28	40	—	—	—

Life Companies	—	—	0	0	0	—

Total	1,801	1,823	1,970	938	902	819

Year over Year		(9)%			15%
Sequential		(1)%			4%

	Medicare Risk			Medicaid
	9/03	6/03	9/02	9/03	6/03	9/02

Arizona	37	37	39	—	—	—
California	101	101	103	709	726	713
Connecticut	28	28	29	99	106	101
New Jersey	—	—	—	47	48	48
New York	6	6	7	—	—	—
Oregon	0	0	—	—	—	—
Pennsylvania	—	—	3	—	—	—

Life Companies	—	—	—	—	—	—

Total	171	172	182	856	880	862

Year over Year		(6)%			(1)%
Sequential		(0)%			(3)%

	ASO			Insured Subtotal
	9/03	6/03	9/02	9/03	6/03	9/02

Arizona	—	—	—	155	156	156
California	2	2	2	2,480	2,468	2,515
Connecticut	58	58	57	445	468	495
New Jersey	19	19	2	360	357	345
New York	10	10	11	288	287	264
Oregon	—	—	—	109	101	84
Pennsylvania	—	—	—	17	28	43

Life Companies	—	—	—	0	0	0

Total	88	89	72	3,855	3,865	3,904

Year over Year		23%			(1)%
Sequential		(0)%			(0)%

	9/03	9/02	Year Over Year
TRICARE*
Active Duty Dependents	677	639	6%
Retirees	807	814	(1)%
Total TRICARE	1,484	1,453	2%

* Best estimate based on available government data